UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2008

Brooke Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Kansas	001-31698	48-1009756
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 College Boulevard, Overland Park, Kansas		66210-1837
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(913) 383-9700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2008, Robert D. Orr and Leland G. Orr resigned as directors of Brooke Corporation (the "Company"). On October 13, 2008, John L. Allen, Joe L. Barnes and Mitchell G. Holthus resigned as directors of Brooke Corporation. Messrs. Allen, Barnes and Holthus originally tendered resignations to the secretary of the Company on October 7, but these resignations were rejected and withdrawn, and were resubmitted and accepted as of October 13. None of the resignation letters received referenced disagreements with other directors or management of the Company.

Robert D. Orr and Leland G. Orr comprised the executive committee of the board of directors. Messrs. Allen, Barnes and Holthus comprised the board’s audit committee. Messrs. Barnes and Holthus comprised the board’s compensation committee.

On October 10, 2008, David D. Zeglis was elected director and Chairman of the Company. Since October 13, Mr. Zeglis has served as the Company’s sole director. Mr. Zeglis is Manager of Trim Creek, L.L.C., which owns approximately 42% of the Company’s issued and outstanding common stock.

On October 17, 2008, Robert D. Orr, Leland G. Orr and Michael S. Hess were removed by the board of directors as officers of Brooke Corporation and as directors and officers of all wholly-owned subsidiaries of Brooke Corporation, including without limitation Generations Bank.

On October 20, 2008, Carl Baranowski was appointed by the board as President, Chief Executive Officer and Secretary of the Company. During the past five years Mr. Baranowski has served as counsel for Jabil Circuit, Inc. an electronic manufacturing and design services provider and as general counsel of Honeywell Advanced Circuits, Inc. Mr. Baranowski has two Bachelor of Science degrees and a Master of Science degree from the Massachusetts Institute of Technology. Mr. Baranowski also has a law degree and MBA degree from Stanford University. Mr. Baranowski previously served as Senior Vice President and General Counsel of the Company, and he will continue to serve as General Counsel.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brooke Corporation

October 21, 2008	By:	/s/ Carl Baranowski

Name: Carl Baranowski
Title: General Counsel